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                                                                    Exhibit 3.36

                               SECOND AMENDMENT TO
                             JOINT VENTURE AGREEMENT
                                       OF
                            RIVERSIDE CEMENT COMPANY

     THIS SECOND AMENDMENT ("Second Amendment") to the Joint Venture Agreement of Riverside Cement Company, a California partnership (the "Partnership"), is
made as of this        day of February, 1995, by and between RVC Venture Corp.,
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a Delaware corporation ("RVC"), and Ssangyong/Riverside Venture Corp., a
California corporation ("SRVC").

                              W I T N E S S E T H:

     WHEREAS, RVC and SRVC are parties to that certain Joint Venture Agreement, dated as of January 1, 1991, as amended (the "Partnership Agreement"); and

     WHEREAS, RVC and SRVC desire to amend the Partnership Agreement in certain respects, effective as of the date hereof;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Defined Terms. All capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Partnership Agreement.

     2. Amendment to the Partnership Agreement. Effective as of the date hereof,
Section 7.1.2 of the Partnership Agreement shall amended to read as follows:

          7.1.2 Composition. The Management Committee shall consist of five members. RVC shall have the right to appoint three members of the Management Committee and SRVC shall have the right to appoint two members of the Management Committee. Each partner shall designate one member as such Partner's Authorized Representative. Each Partner may, by written notice delivered to the other Partner at any time or from time to time, replace any or all of its representative members of the Management Committee or change its Authorized Representative. Concurrently with or promptly after the delivery of any notice pursuant to the preceding sentence, the Partner giving such notice shall deliver a copy to the General Manager, but neither the failure to deliver nor any delay in delivering such copy to the General Manager shall affect the

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     validity or effectiveness of such notice.

     3. Other Provisions Unchanged. Except as amended hereby, all other provisions of the Partnership Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto, constituting all of the existing Partners of the Partnership, have executed this Second Amendment as of the date first above written.

                                        RVC VENTURE CORP.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Title: President


                                        SSANGYONG/RIVERSIDE VENTURE CORP.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Title: PRESIDENT

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